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EXHIBIT 4.1

                           EXCALIBUR INDUSTRIES, INC.
                              2003 STOCK GRANT PLAN

         1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS. The name of the plan is the Excalibur Industries, Inc. 2003 Stock Grant Plan (the "PLAN"). The purpose of the Plan is to encourage and enable the officers, employees, directors, consultants, advisors, and other key persons of Excalibur Industries, Inc. (the "COMPANY") and its Subsidiaries (as defined below) upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.


         The following terms shall be defined as set forth below:

                  1.1 "ACT" means the Securities Exchange Act of 1934, as amended.

                  1.2 "AWARD" or "AWARDS," shall refer to Stock Awards.

                  1.3 "BOARD" means the Board of Directors of the Company.

                  1.4 "CODE" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

                  1.5 "COMMITTEE" has the meaning specified in Section 2.

                  1.6 "EFFECTIVE DATE" means June __, 2003.

                  1.7 "FAIR MARKET VALUE" of the Stock on any given date (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote) means (i) the average of the reported high and low sale prices of the Stock as of 4:00 p.m. New York time if the Stock is listed, admitted to unlisted trading privileges or reported on any foreign or national securities exchange or on the Nasdaq National Market or an equivalent foreign market on which sale prices are reported; or (ii) if the Stock is not so listed, admitted to unlisted trading privileges or reported, the closing bid price as of 4:00 p.m. New York time as reported by the Nasdaq SmallCap Market, OTC Bulletin Board or the National Quotation Bureau, Inc. or other comparable service; or (iii) if the Stock is not so listed or reported, or if there are no transactions or quotations within the last ten trading days or trading has been halted for extraordinary reasons, such price as the Committee determines in good faith in the exercise of its reasonable discretion with reference to the rules and principles of valuation set forth in Section 20.2031-2 of the Treasury Regulations.

                  1.8 "INDEPENDENT DIRECTOR" means a member of the Board who is not an employee or officer of the Company or any Subsidiary.



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                  1.9 "STOCK" means the Common Stock, par value $.001 per share, of the Company, subject to adjustments pursuant to Section 3.

                  1.10 "STOCK AWARD" means any Award granted pursuant to Section 5.

                  1.11 "SUBSIDIARY" means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company, if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

         2. ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS.

                  2.1 COMMITTEE. The Plan shall be administered by the Board of Directors of the Company, or at the discretion of the Board, by a committee of the Board of not less than two Independent Directors. Each member of the Committee shall be a "non-employee director" within the meaning of Rule 16b-3(a)(3) and, if the Board so determines in its sole discretion, shall be an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. All references herein to the "Committee" shall be deemed to refer to the entity then responsible for administration of this Plan at the relevant time (i.e., either the Board of Directors or a committee of the Board, as applicable).

                  2.2 POWERS OF COMMITTEE. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

                           2.2.1 to select the officers, employees, Independent
Directors, consultants, advisors and key persons of the Company and its Subsidiaries to whom Awards may from time to time be granted;

                           2.2.2 to determine the time or times of grant, and
the extent, if any, of Stock Awards granted to any one or more participants;

                           2.2.3 to determine the number of shares of Stock to
be covered by any Award;

                           2.2.4 to determine and modify from time to time the
terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

                           2.2.5 to accelerate at any time the exercisability or
vesting of all or any portion of any Award and/or to include provisions in Awards providing for such acceleration;

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                           2.2.6 to impose any limitations on Awards granted
under the Plan, including limitations on transfers, repurchase provisions and the like and to exercise repurchase rights or obligations;

                           2.2.7 to determine at any time whether, to what
extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals; and

                           2.2.8 at any time to adopt, alter and repeal such
rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

                           All decisions and interpretations of the Committee
shall be binding on all persons, including the Company and Plan participants.

                  2.3 DELEGATION OF AUTHORITY TO GRANT AWARDS. The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee's authority and duties with respect to Awards, including the granting thereof, to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or "covered employees" within the meaning of Section 162(m) of the Code. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee's delegate or delegates that were consistent with the terms of the Plan.

         3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION.

                  3.1 STOCK ISSUABLE. The maximum number of shares of Stock reserved and available for issuance under the Plan at any time is equal to 3,000,000 shares of Stock of the Company, subject to adjustment as provided in
Section 3.2 below. For purposes of the foregoing limitations, the shares of Stock underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

                  3.2 RECAPITALIZATION. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different

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number or kind of shares or other securities of the Company or any successor company, or additional shares or new or different shares or other securities of the Company or any successor Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and
(iii) the price for each share subject to any then outstanding Awards under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares) as to which such Awards remain exercisable. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

                  The Committee may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Committee that such adjustment is appropriate to avoid distortion in the operation of the Plan.

                  3.3 MERGERS AND OTHER TRANSACTIONS. In the case of (i) a merger or consolidation of the Company with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by shareholders of the Company immediately prior to such event), (ii) the sale or transfer of all or substantially all of the properties and assets of the Company and its subsidiaries, (iii) any purchase by any party (or group of affiliated parties) of shares of capital stock of the Company (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party (or group of affiliated parties) that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Company immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase, or (iv) a change in the composition of the Board such that the Continuity Directors (defined below) cease for any reason to constitute at least a majority of the Board (in each case, a "TRANSACTION"), all unvested Awards which are not vested as of the effective date of such Transaction shall become vested as of such effective date, except as the Committee may otherwise specify with respect to particular Awards. Upon the effectiveness of the Transaction, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Transaction for the assumption of Awards heretofore granted, or the substitution of such Awards of new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as provided in Section 3.2 above. In the event of such termination, each holder of an Award shall be permitted to exercise for a period of at least 15 days prior to the date of such termination all outstanding Awards held by such such holder which are then exercisable or become exercisable upon the effectiveness of the Transaction. For purposes of this Section 3, "CONTINUITY DIRECTORS" of the Company will mean any individuals who are members of the Board on the effective date of the Plan and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the Continuity Directors (either by specific vote or by approval of the Company's proxy statement in which such individual is named as a nominee for director without objection to such nomination).

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                  3.4 SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

                  3.5 LIMITATION ON CHANGE IN CONTROL PAYMENTS. Notwithstanding anything in this Section 3 to the contrary, if, with respect to a participant, the acceleration of any "payments" that such participant has the right to receive from the Company or any corporation that is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the "payments" to such participant pursuant to this Section 3 will be reduced to the largest amount as will result in no portion of such "payments" being subject to the excise tax imposed by Section 4999 of the Code but if and only if so reducing such payments or benefits results in the participant receiving a greater net benefit than the participant would have received had a reduction not occurred and an excise tax had been paid by the participant under Section 4999 of the Code; provided, however, that if a participant is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Sections 280G or 4999 of the Code (including, without limitation, that "payments" under such agreement or otherwise will be reduced, that the participant will have the discretion to determine which "payments" will be reduced, that such "payments" will not be reduced or that such "payments" will be "grossed up" for tax purposes), then this Section 3.5 will not apply, and any "payments" to a participant pursuant to Section 3.5 will be treated as "payments" arising under such separate agreement. The determination as to whether any such decrease in the payments or benefits to be made or provided in connection with this Section 3 is necessary must be made in good faith by legal counsel or a certified public accountant selected by the Company and reasonably acceptable to the participant, and such determination will be conclusive and binding upon the participant and the Company.

         4. ELIGIBILITY. Participants in the Plan will be such officers and other employees, Independent Directors, consultants, advisors and other key persons of the Company and its Subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its Subsidiaries as are selected from time to time by the Committee, in its sole discretion.

         5. STOCK AWARDS.

                  5.1 GRANT OR SALE OF STOCK. The Committee may, in its sole discretion, grant (or sell at a purchase price determined by the Committee) a Stock Award to any participant, pursuant to which such participant may receive shares of Stock under the Plan. Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such individual.

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                  5.2 ELECTIONS TO RECEIVE STOCK IN LIEU OF COMPENSATION. Upon
the request of a participant and with the consent of the Committee, each such participant may, pursuant to an advance written election delivered to the Company no later than the date specified by the Committee, receive a portion of the cash compensation otherwise due to such participant in the form of shares of Stock either currently or on a deferred basis.

                  5.3 RESTRICTIONS ON TRANSFERS.The right to receive shares of Stock on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

         6. TAX WITHHOLDING.

                  6.1 PAYMENT BY PARTICIPANT. Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

                  6.2 PAYMENT IN STOCK. Subject to approval by the Committee, a participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

         7. TRANSFER, LEAVE OF ABSENCE, ETC. For purposes of the Plan, the following events shall not be deemed a termination of employment:

                  7.1 a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

                  7.2 an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

         8. AMENDMENTS AND TERMINATION. The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award (or provide substitute Awards at the same or reduced exercise or purchase price or with no exercise or purchase price in a manner not inconsistent with the terms of the Plan, but such price, if any, must satisfy

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the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan for the purpose of satisfying changes in law or for any other lawful purpose), but no such action shall adversely affect rights under any outstanding Award without the holder's consent. No amendments to the Plan will be effective without approval of the stockholders of the Company if stockholder approval is then required to satisfy the rules of any stock exchange, Nasdaq or similar regulatory body.

         9. STATUS OF PLAN. With respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

         10. GENERAL PROVISIONS.

                  10.1 NO DISTRIBUTION COMPLIANCE WITH LEGAL REQUIREMENTS. The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

                  10.2 OTHER COMPENSATION ARRANGEMENTS; NO EMPLOYMENT RIGHTS. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

         11. EFFECTIVE DATE OF PLAN. This Plan shall become effective upon approval by the Board.

         12. GOVERNING LAW. This Plan shall be governed by Delaware law except to the extent such law is preempted by federal law.

Adopted and Effective:     June __, 2003

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